Exhibit 5.1

São Paulo, August 8, 2018

To:

Suzano Papel e Celulose S.A.

Av. Professor Magalhaes Neto, 1,752

10th Floor, Rooms 1010 and 1011

41810-012 Salvador, Bahia

Brazil

RE: Suzano Papel e Celulose S.A. Registration Statement Form F-4

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Suzano Papel e Celulose S.A. (“Company” or “Suzano”) in connection with its Form F-4 registration statement with the Securities and Exchange Commission (“SEC”) filed on August 6, 2018, as amended by the Amendment No. 1 filed with the SEC on August 8, 2018 (“Registration Statement”), relating to the vote by holders of shares (including the shares underlying the ADSs) of Fibria Celulose S.A. (“Fibria”) at an extraordinary general shareholders’ meeting of Fibria (“Fibria Extraordinary General Shareholders’ Meeting”), at which such shareholders will be asked to consider and vote upon a proposal to approve a business combination of Fibria and the Company, as contemplated by the terms and conditions agreed by the controlling shareholders of Fibria and the controlling shareholders of Suzano under the Voting Agreement dated March 15, 2018 (the “Voting Agreement”), and by Fibria and Suzano under the Merger Agreement (as defined below), pursuant to which Fibria will become a wholly owned subsidiary of Suzano (the “Merger”). All capitalized terms used but not otherwise defined in this opinion have the meaning given to such terms in the Registration Statement.

A merger agreement (Protocolo e Justificação de Incorporação das Ações de Emissão da Fibria pela Eucalipto Holdings S.A., Seguida da Incorporação da Eucalipto Holdings S.A. pela Suzano Papel e Celulose) was entered into by the Company, Fibria and Eucalipto Holdings S.A. (“Holding”) on July 26, 2018 (the “Merger Agreement”).

Pursuant to the Merger Agreement, upon the completion of the Merger and subject to the withdrawal rights described in the Registration Statement, holders of Fibria Shares will receive 0.4611 Suzano Shares (the “New Suzano Shares”) and R$ 52.50 for each Fibria Share they hold (as adjusted prior to the Closing Date as described in the Registration Statement), plus cash in exchange for any fractional New Suzano Shares.

The Fibria Extraordinary General Shareholders’ Meeting will be called for the holders of Fibria Shares to consider and vote upon, among other matters: (i) the approval of the Merger, pursuant to which Fibria will become a wholly owned subsidiary of Suzano, as provided for in the Merger Agreement; (ii) the approval of the terms and conditions of the Merger Agreement; (iii) the approval of the waiver of a mandatory tender offer as provided for by article 33 of the bylaws of Fibria; and (iv) the authorization for the subscription by Fibria’s executive officers on behalf of Fibria’s shareholders of new shares to be issued by Holding, as well as any additional actions required to implement the Merger Agreement and the Merger (the “Fibria Merger Approvals”).

An extraordinary general shareholders’ meeting of Suzano (“Suzano Extraordinary General Shareholders’ Meeting”) will be called for the holders of Suzano Shares to consider and vote upon: (i) the approval of the capital increase of Holding, in an amount equal to the redemption amount of the Holding Redeemable Preferred Shares, which will be the total amount of the cash consideration; (ii) the approval of the Merger Agreement; (iii) the approval of the valuation report of Holding; (iv) the approval of the merger of Holding into Suzano, as contemplated by the Merger Agreement; (iv) the authorization for the subscription, by Holding’s executive officers on behalf of Holding’s shareholders, of new shares to be issued by Suzano; and (vi) the amendment to Suzano’s bylaws to reflect the increase of the share capital corresponding to the issuance of the New Suzano Shares (the “Suzano Merger Approvals”).

For the purposes of giving the opinions set forth herein we have examined and/or relied upon copies of the following documents:

(i)	the Registration Statement;

(ii)	a copy of the Voting Agreement;

(iii)	a copy of the Merger Agreement;

(iv)	a copy of the minutes of meeting of the board of directors of Suzano held on held on July 26, 2018, which approved the execution of the Merger Agreement;

(v)	a copy of the minutes of meeting of the board of directors of Fibria held on held on July 26, 2018, which approved the execution of the Merger Agreement;

(vi)	a copy of the by-laws of the Company, as approved by the meeting of shareholders of the Company held on September 29, 2017 (“Suzano By-laws”); and

(vii)	a copy of the by-laws of Fibria, as approved by the meeting of shareholders of the Company held on April 30, 2015 (“Fibria By-laws”).

In this letter, the documents listed in items (i) and (ii) above are jointly referred to as the “Transaction Documents.”

In our examination we have, with your consent, assumed without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies or of which an extract was submitted.

In addition, we have assumed (i) the due authorization, execution and delivery of the Transaction Documents by each of the parties thereto (other than the Company), (ii) that the performance thereof is within the capacity and powers of each such party (other than the Company), (iii) the validity and enforceability of the Transaction Documents under the laws to which they are expressed to be governed, insofar as any obligation expressed to be incurred under any of the Transaction Documents is to be performed in or is otherwise subject to the laws of any jurisdiction other than Brazil, the legality of such performance under the laws of such jurisdiction, (iv) that each of the parties to the Transaction Documents (other than the Company) has been duly organized and established and is validly existing under the laws of the jurisdiction of its incorporation at the date of execution of the relevant Transaction Documents, (v) that except for the suspensive conditions (condições suspensivas) set forth in Section 3.1 of the Merger Agreement, each of the parties to the Transaction Documents has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under the Transaction Documents to which it is a party, (vi) that there are no other documents, agreements or other arrangements involving any of the parties to the Transaction Documents that may in any way affect the opinions expressed herein; (vii) that the Suzano By-laws and the Fibria By-laws have not been amended or modified in any way since September 29, 2017 and April 30, 2015, respectively; (viii) that the Suzano Extraordinary General Shareholders’ Meeting and the Fibria Extraordinary General Shareholders’

Meeting will be duly called pursuant to the terms and conditions set forth in the Suzano By-laws and the Fibria By-laws, respectively, and in accordance with Brazilian laws and regulations; (ix) the Fibria Board of Directors will not reconsider the Merger within ten (10) days of the end of the withdrawal rights exercise period, as described in the Registration Statement; and (x) all the formalities and requirements necessary for the issuance of the Shares under the laws of any jurisdiction other than Brazil have been duly complied with by the Company, including those before any third parties.

We express no opinion as to any laws other than the laws of Brazil as in effect on the date of this letter and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the State of New York or Federal Laws of the United States of America, as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

Based on the above assumptions, we are of the opinion that upon (i) the satisfaction of each of the suspensive conditions (condições suspensivas) set forth in Section 3.1 of the Merger Agreement, (ii) the approval of the Fibria Merger Approvals by the holders of Fibria Shares at the Fibria Extraordinary General Shareholders Meeting, pursuant to the approval quorum set forth in the Fibria Bylaws and Brazilian Federal Law No. 6,404, of December 15, 1976, as amended (“Brazilian Corporations Law”); (iii) the approval of the Suzano Merger Approvals by the holders of Suzano Shares at the Suzano Extraordinary General Shareholders Meeting, pursuant to the approval quorum set forth in the Suzano Bylaws and the Brazilian Corporations Law; and (iv) the approval by Suzano, as the sole shareholder of Holdco, of the merger of Holdco into Suzano, the New Suzano Shares to be issued by the Company will be duly authorized, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement.

Yours faithfully,

/s/ Daniel Laudisio
Daniel Laudisio

Cescon, Barrieu, Flesch & Barreto Advogados

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